EXHIBIT  23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Post-Effective Amendment No. 1 to Form  S-8 filed on May 31, 2013) pertaining to the 2000 Stock Plan of Axcelis Technologies, Inc. of our reports dated March 1, 2013, with respect to the consolidated financial statements and schedule of Axcelis Technologies, Inc. and the effectiveness of internal control over financial reporting of Axcelis Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

May 31, 2013